Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lisa Hartman - SVP, Head of Investor Relations
Redwood Trust, Inc.		Phone: 415-384-3555
Monday, January 28, 2019		Email: lisa.hartman@redwoodtrust.com

Redwood Trust Announces Dividend Distribution Tax Information for 2018

MILL VALLEY, CA – Monday, January 28, 2019 – Redwood Trust, Inc. (NYSE: RWT), a leading innovator in housing credit investing, today announced tax information regarding its dividend distributions for 2018.

Shareholders should check the tax statements they receive from their brokerage firms to confirm the Redwood dividend distribution information reported in those statements conforms to the information reported here.  Set forth in this press release are Redwood's expectations with respect the treatment of our 2018 dividend distributions for federal income tax purposes.  Shareholders should consult their tax advisors to determine the amount of taxes that should be paid on Redwood's dividend distributions for federal, state, and other income tax purposes.

All of the common stock dividend distributions paid during 2018 are reportable on shareholders' 2018 federal income tax returns, including one $0.28 per share and three $0.30 per share quarterly regular dividend distributions. Thus, for 2018, Redwood shareholders that held stock for this entire period should report a total of $1.18 per share of common stock dividend distributions for federal income tax purposes.

Under the federal income tax rules applicable to real estate investment trusts (“REITs”), Redwood's 2018 dividend distributions are expected to be characterized for income tax purposes as 69% ordinary income and 31% long-term capital gains.  None of Redwood's 2018 dividend distributions are expected to be characterized for federal income tax purposes as a return of capital or qualified dividends.

As a REIT, the portion of Redwood's 2018 dividend distributions that can be characterized as long-term capital gain is limited to Redwood’s net long-term capital gain income for the year. Any remaining amount is classified as ordinary REIT dividends under the applicable federal income tax rules. Beginning in 2018 under the Tax Cuts and Jobs Act, individual taxpayers may generally take a deduction from taxable income of 20% of their ordinary REIT dividends. This deduction does not apply to REIT dividends classified as qualified or long-term capital gain dividends.

For shareholders that are corporations, Redwood's dividend distributions are not generally eligible for the corporate dividends-received deduction or the new 20% ordinary REIT dividend deduction.

The table below provides more detailed information on the expected federal income tax characterization for each of Redwood's common stock dividend distributions that were paid for 2018.

Common Stock (CUSIP 758075 40 2)

Dividend Distribution Type	Record Dates	Payable Dates	Total $ Paid	Total Distribution Per Share	Ordinary Income Per Share	Qualified Dividend Per Share	Return of Capital Per Share	Long- Term Capital Gains Per Share
Regular	3/15/2018	3/29/2018	$21,194,955	$0.2800	$0.1927	$0.0000	$0.0000	$0.0873
Regular	6/15/2018	6/29/2018	$22,720,688	$0.3000	$0.2064	$0.0000	$0.0000	$0.0936
Regular	9/14/2018	9/28/2018	$24,876,756	$0.3000	$0.2064	$0.0000	$0.0000	$0.0936
Regular	12/14/2018	12/28/2018	$25,341,316	$0.3000	$0.2064	$0.0000	$0.0000	$0.0936
		Total	$94,133,715	$1.1800	$0.8119	$0.0000	$0.0000	$0.3681

No portion of Redwood's 2018 dividend distributions is expected to consist of unrelated business taxable income (“UBTI”), which is subject to specialized tax reporting and other rules applicable for certain tax-exempt investors.

If you have questions, please consult your tax advisor for further guidance.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on making credit-sensitive investments in residential mortgages and related assets and engaging in mortgage banking activities. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, as well as through capital appreciation. Redwood Trust was established in 1994, is internally managed, and structured as a real estate investment trust (“REIT”) for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com.

Cautionary Statement:  This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, (i) that the expectations described herein may change when Redwood's 2018 federal income tax return is completed and filed in 2019 and (ii) the other risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2017 under the caption "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission (SEC), including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Statements regarding the following subjects, among others, are forward-looking by their nature: the expected characterization for federal income tax purposes of Redwood's 2018 dividend distributions.